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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference of our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the Peerless Group, Inc. 1997 Stock Option Plan, the Peerless Group, Inc. Amended and Restated Stock Option Plan, the Peerless Group, Inc. Employee Stock Purchase Plan and certain Stock Option Agreements with certain directors and advisors and to the incorporation by reference therein of our report dated January 17, 1997, with respect to the consolidated financial statements of Peerless Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP
                                             ERNST & YOUNG LLP



Dallas, Texas
April 3, 1997